Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated March 27, 2025, except for Note 1, and for the effects of change of reporting currency and discontinued operations discussed in Note 2.7 and Note 3 to the consolidated financial statements, as to which the date is November 18, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cango Inc. for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 17, 2025